SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

April 20, 2006

Date of Report

(Date of Earliest Event Reported)

Total System Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Georgia (State of Incorporation)	1-10254 (Commission File Number)	58-1493818 (IRS Employer Identification No.)

1600 First Avenue, Columbus, Georgia 31901

(Address of principal executive offices) (Zip Code)

(706) 649-2267

(Registrant’s telephone number, including area code)

________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 20, 2006, upon the recommendation of the Board of Directors, the shareholders of Total System Services, Inc. (“TSYS”) adopted the Synovus Financial Corp. Executive Cash Bonus Plan (the “Plan”). The purposes of the Plan are to reward selected executive officers for superior corporate performance and to attract and retain top qualified executive officers. Compensation paid pursuant to the Plan to TSYS’ officers is intended, to the extent reasonable, to qualify for tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as may be amended from time to time. The Plan is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 20, 2006, the Board of Directors of TSYS elected Richard E. Anthony to the Board of Directors, effective upon the fixing of the number of directors at 19 by the shareholders of TSYS at the Annual Meeting of Shareholders held on April 20, 2006. By electing Mr. Anthony as a director, the Board filled the newly created directorship. Mr. Anthony shall serve as a director until the 2007 Annual Meeting. Mr. Anthony is the President and Chief Executive Officer of Synovus Financial Corp. which owns approximately 81% of TSYS.

Item 8.01	Other Events.

On April 20, 2006, the Board of Directors of TSYS approved a stock repurchase plan to purchase up to 2 million shares of TSYS common stock, as more fully described in the press release attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

	(d)	Exhibits

	Exhibit No.	Description

	10.1	Synovus Financial Corp. Executive Cash Bonus Plan

	99.1	TSYS’ press release dated April 20, 2006

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, TSYS has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOTAL SYSTEM SERVICES, INC. (“TSYS”)

Dated: April 20, 2006	By:/s/ Kathleen Moates Senior Deputy General Counsel Kathleen Moates

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